NON-COMPETITION, RELEASE AND SEVERANCE AGREEMENT

         This Non-Competition, Release and Severance Agreement (this "Agreement"), dated as of December 29, 2000, is by and between Prime Medical Services, Inc., a Delaware corporation (the "Company"), and Joseph Jenkins, M.D., an individual ("Employee").

                             PRELIMINARY STATEMENTS

         WHEREAS, the Company has employed Employee as an executive officer of the Company, most recently pursuant to a certain written Employment Agreement (as amended to date, the "Employment Agreement"); and

         WHEREAS, the Company and Employee have agreed to terminate the employment relationship and the Employment Agreement, for each to provide certain releases of liability to the other (the "Releases") and for Employee to be paid certain fees in consideration for entering into and performing this Agreement.

                             STATEMENT OF AGREEMENT

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good, valuable and binding consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

I.       SEVERANCE OF RELATIONSHIP

         Employee hereby resigns from any and all offices, positions, and responsibilities with the Company and any of the Company's subsidiaries and affiliates (collectively, including the Company and any future subsidiaries and affiliates of the Company created, acquired or otherwise existing during the term hereof, the "Affiliated Entities"), including, but not limited to, Employee's position as Vice Chairman of the Company and all positions as agent, employee, director or officer of any Affiliated Entity, which Employee may hold or claim to hold, and the Company accepts such resignation. Notwithstanding the foregoing, Employee does not resign his position as a member of the Company's Board of Directors, though Employee and the Company agree that Employee has no contractual right or obligation to remain on such Board and may resign, or be removed or replaced, in accordance with the Company's organizational documents.

         Employee and the Company further acknowledge and agree that Employee's relationship with each of the Affiliated Entities is hereby terminated for all purposes. The parties agree that the Employment Agreement is hereby terminated in all respects and that no further payments to Employee shall be due thereunder. Employee agrees, however, subject to his reasonable availability, to assist the Company in completing an orderly transition of Employee's responsibilities and duties following termination of employment, including, without limitation, (a) assisting the Company with any litigation or similar proceedings involving the Company or an Affiliated Entity, (b) promptly making any introductions requested by the Company or any of its officers to any individual (or the principals, representatives or agents of any entity) that Employee dealt with in marketing or developing business opportunities for the Company, any Affiliated Entity or the products and services of either of the foregoing. Employee agrees to undertake the responsibilities described in the preceding sentence in good faith with the best interests of the Company in mind. The parties agree that, except as may otherwise be agreed upon in writing between them, the foregoing transitional support by Employee will, except with respect to litigation or similar proceedings, require no more than ninety (90) days after the date hereof to complete. With respect to litigation and similar proceedings, Employee agrees to assist the Company with respect to the South Carolina II litigation, the Graves/Ash litigation, the Driber litigation and any future litigation in which the Employee's knowledge of relevant facts and circumstances can reasonably be expected to be helpful to the Company, subject to Employee's reasonable availability. The Company agrees to pay or reimburse Employee's reasonable travel, lodging and other out-of-pocket expenses incurred in assisting the Company in these transitional and litigation related services; provided the Company must approve all such expenses that exceed $1,000 in advance of their incurrence. As used herein, the term "reasonable availability" contemplates that the Employee's time, energy, and attention will be substantially reduced ninety (90) days after the date hereof, and that his availability thereafter will be influenced by his pursuit of other business or personal activities, making his availability by telephone, facsimile or other electronic means more necessary. The parties acknowledge and agree that the Company has certain indemnity obligations to Employee under and pursuant to a certain Indemnity Agreement dated June 12, 1996, which shall survive this Agreement as part of the Surviving Contracts (as hereinafter defined). Furthermore, for so long as Employee remains a member of the Board of Directors of the Company, he will be entitled to compensation and expense reimbursement as is accorded all non-employee members of the Company's Board pursuant to the Company's policy as in effective from time to time. As necessary to assist Employee in fulfilling these responsibilities, the Company agrees to make available Confidential Information (as defined below) that has not been previously been made available to Employee.

II.      SEVERANCE PAY AND RESTRICTIVE COVENANTS

         2.1 Severance Pay. As partial consideration for the covenants and agreements by Employee contained herein, the Company agrees to pay Employee $500,000 (the "Severance Pay"). The Severance Pay shall be paid in equal quarterly installments over the four (4) calendar years beginning January 1, 2001. Payments shall be made on or before the forty-fifth (45th) day of each calendar quarter and, accordingly, the first installment shall be payable on February 15, 2001. The parties acknowledge and agree that the Severance Pay is not compensation in the form of wages or salary and, accordingly, the Company shall have no obligation whatsoever to withhold taxes or other amounts from any installment of the Severance Pay. Employee agrees to pay all taxes and other levies of any kind that may be due with respect to the Severance Pay and to indemnify and hold the Company harmless with respect thereto. Furthermore, Employee acknowledges and agrees that he shall not be entitled to any fringe benefits of any kind from the Company or any of the other Affiliated Entities. Employee acknowledges that Employee's execution of this Agreement serves as a material inducement to the Company's payment of the Severance Pay, and Employee agrees that the Company will be entitled to cease paying any further installments of Severance Pay upon any breach (or any other act in contravention of) this Agreement by Employee which is not cured within fifteen (15) days after the Company provides written notice thereof, by certified mail, to Employee, which notice references specific facts constituting such breach or other act in contravention of this Agreement. This right of non-payment shall be in addition to any other remedies, including, without limitation, injunctive or other equitable remedies, which the Company may have available on account of such breach.

         In the event the Company fails to pay any installment of Severance Pay which is then due and owing under the terms of this Agreement, and such default remains uncured for fifteen (15) days' after written notice, by certified mail, from Employee, then Employee, in addition to whatever other remedies may be available to him, shall be entitled to accelerate and declare the entire remaining balance of Severance Pay provided hereunder then due and owing in full, together with interest thereon at the rate of ten percent (10%) per annum, or the maximum lawful rate of non-usurious interest, whichever is less, from the date any such amounts are due until paid.

         2.2 Work Product. Employee agrees that all management or marketing materials, marketing strategies, studies or techniques, computer software, inventions, processes and techniques, and intellectual property, including improvements thereto and derivatives thereof (collectively the "Work Product") made, developed or conceived by Employee during any period of employment with any Affiliated Entity and which relate to any of the Company's current business activities, or by any Affiliated Entity, either by agents or employees of that Affiliated Entity or in cooperation with others (including Employee), during Employee's association with that Affiliated Entity, shall be deemed to be works-made-for-hire and Employee shall have no rights whatsoever therein; provided further, that if any judicial body should determine otherwise, Employee hereby transfers any and all of Employee's rights in or to such Work Product to the Company. If, and to the extent, requested from time-to-time by the Company, Employee agrees to execute such documents of title, transfer and conveyance as may be requested by the Company to evidence the sole and exclusive ownership by the Affiliated Entities of any and all Work Product.

         2.3 Non-Disparagement Covenant. Employee hereby covenants and agrees that Employee shall, at all times hereafter, refrain from making or implying any derogatory or negative references, statements or allusions concerning any of the Affiliated Entities, their officers, agents and employees, or their respective businesses or business activities; provided, the foregoing is not intended to prevent Employee from (i) giving truthful responses to requests for information made via subpoena, in trial or through other judicial or regulatory process, or
(ii) being candid and frank in meetings of the Company's Board of Directors or its committees, so long as Employee is a member thereof.

         2.4 Non-disclosure of Confidential Information. For purposes of this Agreement, the term "Confidential Information" includes, without limitation, any and all documents and information pertaining to any Affiliated Entity's technologies, products or services in development, the identity of its clients and suppliers, the identity of key client or supplier personnel with whom any Affiliated Entity interacts to conduct business, innovations, computer programs and data, ideas, plans, strategies, trade secrets (including, without limitation, all forms of business, scientific, economic and engineering information that any Affiliated Entity takes reasonable steps to keep secret, that derives value from not being known to the public, and that is not readily ascertainable by the public through proper means), proprietary information, advertising strategies, sales methods and systems, sales and profit figures, accounting methods and information, customer and client information, customer and client lists, legal affairs, finances, personnel records and data, personnel policies, and any other documents or information of any Affiliated Entity, the unauthorized use or disclosure of which may tend to harm the interests of that Affiliated Entity.

         Employee recognizes and acknowledges that Employee had in the past, currently has, and in the future may possibly have, access to Confidential Information and that such information is valuable, special and unique. Employee agrees that Employee will not disclose Confidential Information to any person, firm, company, association or other entity for any purpose or reason whatsoever, unless (i) such information becomes available to or known by the public generally through no fault of Employee or (ii) disclosure is required by law or the order of any governmental authority under color of law, including subpoena, provided, that prior to disclosing any information pursuant to this clause (ii), Employee shall, if possible, give prior written notice thereof to the Company, and provide the Company with the opportunity to contest such disclosure.

         Employee agrees to return to the Company (concurrently with its execution of this Agreement) all tangible Confidential Information and physical or personal property of any Affiliated Entity, including, without limitation, all reports, files, memoranda and records, door and file keys, cardkey passes, computer access codes and software; provided that unless otherwise requested in writing by the Company, Employee may retain any of such items as are necessary for Employee to fulfill his transitional responsibilities hereunder or his duties as a director of the Company.

         2.5 Non-Competition and Non-Solicitation. Employee hereby agrees that, until January 1, 2005, Employee will not, directly or indirectly, either through any kind of ownership (other than ownership of securities of the Company or of another publicly held entity of which it owns less than five percent (5%) of any class of outstanding securities), or as a principal, shareholder, agent, employer, employee, advisor, consultant, partner or in any individual or representative capacity whatsoever, whether for his own benefit or for the benefit of any other person, corporation or other entity, commit any of the following acts, which acts shall be considered violations of this covenant not to compete:

         (a) Directly or indirectly, anywhere within the United States of America, engage in or provide, any competitive services related to any of the businesses in which any of the Affiliated Entities is engaged as of the date hereof (collectively, and including, without limitation, urinary tract or biliary lithotripsy ("Lithotripsy"), lithotripsy database collection and management, organizing, directing or otherwise leveraging the purchasing power or purchasing efforts of the physician investors in the Affiliated Entities, transurethral microwave thermotherapy ("TUMT"), manufacturing, installation, refurbishment and repair of major medical equipment for mobile medical services providers, and refractive vision correction, the "Prohibited Activities"), or provide any management services or consulting services related to any Prohibited Activities;

         (b) Directly or indirectly provide, anywhere with the United States of America, (i) facilities, equipment and non-physician personnel for the performance by physicians of Lithotripsy, TUMT or refractive vision correction, or any of the other Prohibited Activities described in clause (a) above, (ii) the marketing, scheduling or management of Lithotripsy, TUMT or refractive vision correction, (iii) the scheduling of physicians to perform Lithotripsy, TUMT or refractive vision correction procedures, or (iv) the billing, collecting or accounting for the use of any such facilities, equipment or non-physician personnel;

         (c) Directly or indirectly request or advise any person, firm, physician, corporation or other entity having a business relationship with any of the Affiliated Entities to withdraw, curtail or cancel its business with any Affiliated Entity; or

         (d) Directly or indirectly hire any employee of any Affiliated Entity, or induce or attempt to influence any employee of any Affiliated Entity to terminate its employment with such entity; however, this restriction shall not apply to any person at a time when such person has (i) not been in the employ of any Affiliated Entity for a period of at least six (6) months or (ii) been terminated as an employee of an Affiliated Entity and is not then employed with any other Affiliated Entity.

         Notwithstanding the foregoing,  nothing contained in subsections (a) or
(b) or this Section 2.5 is intended to prohibit Employee from (i) working for the American Lithotripsy Society, whether in a volunteer or compensated capacity, or (ii) training urologists in the use of Lithotripsy or TUMT; provided, however, in each case Employee must remain in compliance with the other provisions of this Agreement.

         Employee acknowledges and recognizes that the enforcement of any of the non-competition, non-solicitation or other provisions in this Agreement will not materially interfere with his ability to pursue a proper livelihood, and that
Employee is capable of pursuing a career to earn a proper livelihood. Employee recognizes and agrees that the enforcement of this Agreement is necessary to insure the preservation and continuity of the business and goodwill of the Affiliated Entities, and that due to the nature of the Affiliated Entities' business and the specialized training and knowledge that Employee received, and the Severance Pay provided for herein, the non-competition and other restrictions set forth in this Agreement are reasonable as to activities, time and geographic area.

         2.6 Waiver Requests. Employee shall be entitled to request a waiver of any of the provisions of Section 2.5 orally, provided such oral request is made through direct communication (in person or telephonically, but not via voice mail or other recorded message) to the Chairman or chief executive officer of the Company, or if such titles are held by one person, then such person or the next most senior officer of the Company; provided any waiver granted in response to such request must be in writing to be binding on the Company. Alternatively, Employee may request a waiver in writing, but such request must be by receipted overnight mail service or mailed (with all postage and charges prepaid) certified or registered mail, return receipt requested, addressed to the Company at its principal executive office address to the attention of one of the two officers of the Company to which oral waiver requests may be made. Complying oral or written waiver requests (other than those related to Biliary Lithotripsy Services, as provided below) shall be accepted or denied within five (5) days after actual receipt of the request by one of the two officers of the Company described above. The Company shall respond to written requests in writing by mail or overnight delivery and requests shall be deemed timely if postmarked or deposited with the overnight delivery service within the five (5) day period. If the Company fails to timely respond to a proper waiver request made in compliance with this Section 2.6, then such request shall be deemed accepted.

         Furthermore, notwithstanding the preceding paragraph, if Employee desires a waiver to engage in any activities involving the use of lithotripters to disintegrate biliary stones ("Biliary Lithotripsy Services"), Employee hereby agrees to request such waiver in writing in accordance with the preceding paragraph, and the Company shall accept or deny the request within thirty (30) days and otherwise in accordance with the preceding paragraph.

III.     RELEASE BY EMPLOYEE

         3.1 Released Parties. The parties being released by Employee by virtue of this Agreement, all of whom are collectively referred to herein as the "Company Released Parties," are the Affiliated Entities, their principals, shareholders, partners, members, directors, officers, agents, employees, spouses, children, servants, insurers, employee welfare benefit plans, pension and/or deferred compensation plans, administrators and other fiduciaries, parent companies, affiliated entities, subsidiaries, successors and assigns, and each of them, individually and collectively.

         3.2 Release by Employee.  Employee  hereby  releases and discharges the
Company Released Parties (the "Release by Employee"), individually and collectively, of and from any and all claims, causes of action, suits, debts, contracts, agreements, promises, liability, demands, damages, and other expenses of any nature whatsoever, at law or in equity, known or unknown, fixed or contingent, contemplated or uncontemplated, whether asserted or assertable, arising out of any matter whatsoever which has occurred from the beginning of time up through and including the date hereof. Without limiting the generality of the foregoing, Employee hereby acknowledges and agrees that the Release by Employee is intended to waive and discharge any and all actions, claims, demands and causes of action arising out of or in any way related to the Employment Agreement or Employee's employment by, or service as an officer or director of, any Affiliated Entity. However, the foregoing provisions do not, and should not be construed so as to, alter, amend or negate the enforceability of this Agreement, any stock options previously granted to Employee by the Company, that certain Indemnity Agreement between the Company and Employee, or any partnership, purchase or similar agreement pursuant to which Employee acquired any ownership interests in any of the subsidiaries or affiliates of the Company (collectively, the "Surviving Contracts").

         3.3 Construction. The Release by Employee is intended to be and should be construed as a general, complete and final waiver and release of all claims. The Release by Employee is being made and executed by Employee individually and on behalf of Employee's heirs, successors, assigns, agents, all persons subrogated to Employee's rights or to whom Employee's rights are secondary or derivative, and all other persons on behalf of whom Employee is authorized to act.

IV.      RELEASE BY THE COMPANY

         4.1 Release by the Company. The Company hereby releases and discharges Employee (the "Release by the Company") of and from any and all claims, causes of action, suits, debts, contracts, agreements, promises, liability, demands, damages, and other expenses of any nature whatsoever, at law or in equity, know or unknown, fixed or contingent, contemplated or uncontemplated, whether asserted or assertable, arising out of any matter whatsoever which has occurred from the beginning of time up through and including the date hereof. Without limiting the generality of the foregoing, the Company hereby acknowledges and agrees that the Release by the Company is intended to waive and discharge any and all actions, claims, demands and causes of action arising out of or in any way related to the Employment Agreement or Employee's employment by, or service as an officer or director of, any Affiliated Entity. However, the foregoing provisions do not, and should not be construed so as to, alter, amend or negate the enforceability of this Agreement or the rights of any Affiliated Entity under the Surviving Contracts.

         4.2 Construction. The Release by the Company is intended to be and should be construed as a general, complete and final waiver and release of all claims. The Release by the Company is being made and executed by the Company on its own behalf and on behalf of its successors, assigns, affiliates, agents, all persons subrogated to the Company's rights or to whom the Company's rights are secondary or derivative, and all other persons on behalf of whom the Company is authorized to act.

V.       MISCELLANEOUS PROVISIONS

         5.1 Acknowledgments and Integration. Employee hereby warrants, represents, acknowledges and agrees that Employee has fully and completely read this Agreement and has had adequate opportunity to consider and seek counsel regarding its terms and effect, that this Agreement, including the Releases contained herein, is being executed voluntarily, with full knowledge and understanding of its terms and effects, and that there are no agreements, statements or representations except those expressly set forth herein which constitute a part hereof. This Agreement, including the Releases contained herein, shall not be subject to attack on the grounds that any factual or legal assumptions leading to its execution were wrong or invalid in any respect.

         5.2 No Admissions. It is expressly understood and agreed that neither this Agreement, the Releases contained herein, nor the furnishing of consideration for this Agreement or such Releases, shall be deemed or construed at any time for any purpose as an admission by anyone of wrongdoing or liability of any kind, all such wrongdoing and liability being expressly denied.

         5.3 Knowledge of Claims. Each of the Company and Employee expressly warrants and stipulates that it intends for the Releases contained herein to release any and all claims that each may now have against the other, regardless of whether such claims have been asserted and regardless of whether such claims arise out of or are related in any way to any facts in existence on or before the date of this Agreement.

         5.4 Governing Law and Construction. This Agreement is performable in Travis County, Texas, and is governed by the laws of Texas. The parties agree that Travis County, Texas, is proper venue for all actions related to this Agreement, including, without limitation, actions related to construction, validity, enforcement and performance. This Agreement may not be modified, altered or amended except in writing duly signed by each of the parties hereto. If any provision of this Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted statute, rule or regulation, or by order of or judgment of a court, any and all other terms and provisions hereof shall remain in full force and effect as stated and set forth herein.

     5.5 Binding Nature. All of the covenants and agreements contained herein shall extend to and be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

         5.6 Remedies. Each party agrees that a violation on its part of any applicable covenant contained in this Agreement will cause the other party irreparable damage for which remedies at law may be insufficient and, for that reason, it agrees that the other party shall be entitled as a matter of right to equitable remedies, including specific performance and injunctive relief, therefor, without any requirement of posting bond or other form of surety. The right to specific performance and injunctive relief shall be cumulative and in addition to whatever other remedies, at law or in equity, that the parties may have, including, specifically, recovery of additional damages. In addition, the prevailing party in an action to enforce any provision of this Agreement shall be entitled to recover reimbursement of reasonable legal fees and costs of counsel incurred in connection therewith.

                            [Signature page follows]

                                 SIGNATURE PAGE

                                       FOR

                NON-COMPETITION, RELEASE AND SEVERANCE AGREEMENT

                                     BETWEEN

              PRIME MEDICAL SERVICES, INC. AND JOSEPH JENKINS, M.D.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on the day and year first above written.

COMPANY:                                      PRIME MEDICAL SERVICES, INC.

                                              By:

                                              Print Name:

                                              Title:


EMPLOYEE:

                                              Joseph Jenkins, M.D.